EXHIBIT G

Form of Notice of Proposed Transactions

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35- ; 70-______)

Filings Under the Public Utility Holding Company Act of 1935
("Act")

ENTERGY GULF STATES, INC.

August__, 2003

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by _____________, 2003 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Entergy Gulf States, Inc. (70-______)

Entergy Gulf States, Inc. ("Entergy Gulf States"), 350 Pine Street, Beaumont, Texas 77701, an electric utility subsidiary of Entergy Corporation, a registered holding company, has filed an application-declaration pursuant to Sections 6(a), 7, 9(a), 10, 12(c), 12(d), 12(e), 32 and 33 of the Act and Rules 42, 53, and 54 thereunder.

Entergy Gulf States seeks authorizations to issue and sell, from time to time through March 31, 2007, not more than $2.0 billion combined aggregate principal amount of (a) its first mortgage bonds ("Bonds") including first mortgage bonds of the medium term note series ("MTNs"), (b) its preferred stock ("Preferred Stock"), (c) its preference stock ("Preference Stock"), (d) unsecured long-term indebtedness ("Long-term Debt"), and (e) directly or indirectly through one or more financing subsidiaries, other forms of preferred or equity-linked securities ("Equity Interests").

The Bonds and MTNs (a) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (b) may be entitled to mandatory or optional sinking fund provisions, (c) may be issued at fixed or floating rates of interest, (d) may provide for reset of the coupon pursuant to a remarketing arrangement, (e) may be called from existing investors by a third party, (f) may be backed by a bond insurance policy and (g) will have a maturity ranging from one year to 50 years. The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to the Bonds of a particular series, as well as any associated placement, underwriting or selling fees, commissions and discounts, if any, will be established by negotiation or competitive bidding. The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Bonds of a particular series, or MTNs of a particular sub-series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

The Preferred Stock or Equity Interests may be issued in one or more series with such rights, preferences and priorities, including those related to redemption, as may be designated in the instrument creating each such series. The Preferred Stock or Equity Interests may be redeemable or may be perpetual in duration.

The Long-term Debt of a particular series (a) will be unsecured, (b) may be convertible into any other securities of Entergy Gulf States (except common stock), (c) will have a maturity ranging from one year to 50 years, (d) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (e) may be entitled to mandatory or optional sinking fund provisions, (f) may be issued at fixed or floating rates of interest, (g) may provide for reset of the coupon pursuant to a remarketing arrangement, and (h) may be called from existing investors by a third party. The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Long-term Debt of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

Entergy Gulf States proposes to use the net proceeds derived from the issuance and sale of Bonds and/or MTNs and/or the Preferred Stock and/or the Preference Stock and/or the Long-term Debt and/or the Equity Interests for general corporate purposes, including (i) financing its capital expenditures, (ii) repaying, redeeming, refunding or purchasing any of its securities pursuant to Rule 42 and/or those issued on Entergy Gulf States' behalf pursuant to Section 9(c)(1), and (iii) financing its working capital requirements.

Entergy Gulf States states that it presently contemplates selling the Bonds and/or MTNs and/or the Preferred Stock and/or the Preference Stock and/or the Long-term Debt and/or the Equity Interests by competitive bidding, negotiated public offering or private placement.

Entergy Gulf States also proposes to enter into arrangements to finance or refinance on a tax-exempt basis certain facilities eligible to be financed with tax-exempt debt, including but not limited to sewage and/or solid waste disposal facilities ("Facilities"). Entergy Gulf States proposes, from time to time through March 31, 2007, to enter into one or more leases, subleases, installment sale agreements, refunding agreements or other agreements and/or supplements and/or amendments thereto (each and all of the foregoing being referred to herein as the "Facilities Agreement") with one or more issuing governmental authorities (individually and collectively being referred to herein as the "Authority"), pursuant to which the Authority may issue one or more series of tax-exempt bonds ("Tax-exempt Bonds") in an aggregate principal amount not to exceed $500 million (including the possible issuance and pledge by Entergy Gulf States of up to $560 million in aggregate principal amount of Entergy Gulf States Collateral Securities (as defined hereinafter), which $560 million is not included in the $2.0 billion referenced above). The net proceeds from the sale of Tax-exempt Bonds will be applied to financing, or refinancing tax-exempt bonds issued for the purpose of financing, the Facilities.

Pursuant to the terms of the Facilities Agreement, Entergy Gulf States may commit to purchase, acquire, construct, install, operate and/or maintain the Facilities. Pursuant to the Facilities Agreement, Entergy Gulf States will be obligated to make payments sufficient to pay the principal or redemption price of, premium, if any, and the interest on, and other amounts owing with respect to, the Tax-exempt Bonds, together with related expenses.

The Tax-exempt Bonds of a particular series (a) will have a maturity ranging from one year to 50 years, (b) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (c) may be entitled to mandatory or optional sinking fund provisions, (d) may be issued at fixed or floating rates of interest, (e) may provide for reset of the coupon pursuant to a remarketing arrangement, (f) may be called from existing investors by a third party, (g) may be backed by a municipal bond insurance policy, (h) may be supported by credit support such as a bank letter of credit and reimbursement agreement, (i) may be supported by a lien subordinate to Entergy Gulf States' Indenture of Mortgage (as heretofore and hereinafter amended and supplemented) on the Facilities related to such Tax-exempt Bonds and (j) may be supported by the issuance and pledge of Bonds issued as collateral security for such Tax-exempt Bonds ("Collateral Securities"). The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Tax-exempt Bonds of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

Entergy Gulf States also proposes to (a) acquire the equity securities of one or more financing subsidiaries and/or special-purpose subsidiaries, organized solely to facilitate financing, (b) to guarantee the securities issued by such financing subsidiaries and/or special purpose subsidiaries, and (c) to have the financing subsidiaries and/or special purpose subsidiaries pay Entergy Gulf States, either directly or indirectly, dividends out of capital.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.

Jonathan G. Katz Secretary